Exhibit 99.1

NOBLE CORPORATION
13135 South Dairy Ashford, Suite 800
NEWS	Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

NOBLE CORPORATION ANNOUNCES
MANAGEMENT TEAM ADDITION
     SUGAR LAND, Texas, September 11, 2006 — Noble Corporation announced today that David W. Williams, 49, will join Noble as Senior Vice President — Business Development of Noble Drilling Services Inc.
     Williams comes to Noble with over 27 years in the energy industry. Most recently, he served as Executive Vice President of Diamond Offshore Drilling, Inc. Prior to that, he held the position of Senior Vice President — Contracts and Marketing at Diamond.
     Williams holds a Bachelor of Business Administration degree in Marketing from Texas A&M University. He serves on the board of directors of Spindletop Charities, Inc., the International Association of Drilling Contractors and is a member of the Society of Petroleum Engineers.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 63 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 44 jackups and three submersibles. The fleet count includes three F&G JU-2000E enhanced premium newbuild jackups under construction, with scheduled delivery of the first unit in the third quarter of 2007, the second unit in first quarter of 2008 and the third unit in the first quarter of 2009. As previously announced, these units have been contracted. Approximately 84 percent of the fleet is currently deployed in international markets,
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principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-388
09/11/06
For additional information, contact:
Lee M. Ahlstrom, Vice President — Investor Relations and Planning, 281-276-6440
John S. Breed, Director of Corporate Communications, 281-276-6729